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                                                                 Exhibit 10.15

                          LOUISIANA-PACIFIC CORPORATION

                             EXECUTIVE LOAN PROGRAM

1. Purpose. To provide loans to company executives for the purchase by them of shares of company stock from the company. Such purchases shall be of shares of treasury stock held by the company.

2. Covered Executives. (a) The CEO, all Vice Presidents and all other employees who are "executive officers" of the company under Section 16 of the Securities Exchange Act of 1934, (b) Business Team Leaders and (c) other executives as designated by the CEO.

3. Loan Amount. Equal to the total cost of the shares of company stock purchased in one transaction by the executive from the company during the 60-day period following the effective date of the Loan Program. The loan shall be made upon written notification to the company by the executive of the number of shares he or she desires to purchase. Such shares shall be sold to the executive on the date such notification is received by the company at a price equal to the closing price of company stock on the New York Stock Exchange (NYSE) on such date or, if there is no trading on the NYSE on such date, the next preceding day on which there was such trading, and the necessary loan documents for the loan in an amount equal to the cost of such shares shall be executed by the parties as of such date.

4. Maximum Loan Amount. Three (3) times an executive's annual base pay as of the effective date of the Loan Program.

5. Minimum Purchase and Loan. To qualify for the loan, the executive must purchase a minimum of 10,000 shares of company stock.

6. Maximum Total Loans. The lesser of $20 million or 1.7 million shares of company stock.

7. Interest on Loan. The interest rate shall be the lowest prevailing rate that will avoid imputed interest under Section 7872 of the Internal Revenue Code. Annual accrued interest shall be added to the principal


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8.    amount each year and shall be paid when the principal amount becomes due.

9. Term of Loan. Five years following the expiration of the 60-day period referred to in paragraph 3 above, unless earlier terminated as provided below.

10.   Security. Loans shall be unsecured.

11. Termination of Employment. The outstanding amount of principal and accrued interest under the loan shall be paid within 30 days following an executive's resignation or involuntary termination of employment.

12. Loan Forgiveness. If the executive remains employed at the end of the five-year term of the loan or terminates employment prior to such date by reason of disability or death, 50 percent of the outstanding amount of principal and accrued interest as of that date shall be forgiven if, during the 12-month period immediately preceding such date the company stock has traded on the NYSE at a price at or above $23.00 per share (as adjusted for stock dividends or splits or recapitalizations subsequent to the effective date of the date of the Loan Program) for at least five consecutive trading days. Notwithstanding the foregoing, no amount of the loan shall be forgiven if, on a forgiveness date, the executive no longer owns, directly or beneficially, all of the shares of company stock originally purchased under the Loan Program.

13. Loan Forgiveness - Income Taxes. In the event of loan forgiveness under Paragraph 11 above, the executive shall be required to make arrangements satisfactory to the company for payment of all withholding and payroll taxes due in connection with such forgiveness. At the option of the executive, or at the option of the company if no other arrangement for tax payment by the executive is made, income and other taxes that become payable by the executive with respect to such loan forgiveness and which are required to be withheld and paid over by the company may be satisfied by the transfer by the executive to the company of shares of company stock purchased under the Loan Program equal in fair market value to the amount of the tax obligation.

14. Dividends. Dividends paid on company stock that is subject to a loan under the Loan Program shall be paid to the executive. Shares issued as a result of a stock dividend or split or recapitalization shall be issued


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      in the name of the executive and held pursuant to the custody agreement referred to in Paragraph 15 below.

15. Loan Documents. As a condition of receiving the loan, the executive shall execute a promissory note and such other agreements as may be required by the company including, subject to applicable law, a custody agreement with respect to the stock purchased under the Loan Program and agreement authorizing the company to deduct any loan amount due and payable from any amounts owed by the company to the executive as compensation or otherwise.

16. Securities Laws. Purchases and sales of company stock pursuant to the Loan Program shall comply in all respects to federal and state securities laws and L-P's policies on insider trading.

17.   Effective Date. This Loan Program shall be effective November 24, 1999.


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